Exhibit 99.1

For Immediate Release:	Contact:	Dena Hall
August 11, 2014		Western Mass Regional President, CMO
Phone: 413.787.1292 dhall@bankatunited.com

United Bank Continues to Build its Presence in Fairfield County;

Recruits a Commercial Lending Team with Strong Ties to that Market

GLASTONBURY, CONN., August 11, 2014 – William H.W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. (NASDAQ: UBNK) and United Bank of Glastonbury, Conn., today announced the hiring of four highly-regarded commercial bankers with strong community ties to Fairfield County, Conn. who have been tapped to lead the Bank’s expanding presence in that market.

The entire Fairfield County commercial banking team comes to United Bank from TD Bank and will be led by Maureen Hanley-Bellitto, Senior Vice President and Commercial Team Leader, a seasoned Commercial & Industrial (C&I) and Commercial Real Estate (CRE) lender who has dedicated the majority of her professional career to Fairfield County.

Joining Hanley-Bellitto are: Kim Karl, Vice President, Commercial Banking Officer; Gregory (Greg) Pastor, Jr., Vice President, Commercial Banking Officer; and Kathryn (Kate) A. Eren, Vice President, Cash Management Officer. In addition to these four experienced bankers, the team will be supported by Lisa Stuard of Bethel, Connecticut, Assistant Vice President & Commercial Loan Administrator.

“To be successful in expanding our presence into new parts of Connecticut and Massachusetts, we need to find the best talent with the proven banking experience, strong personal brand and a loyal customer following in key markets that are part of our organic growth strategy. We certainly did just that by recruiting Maureen and her team who all have deep personal and professional roots in Fairfield County as well as a strong passion for customer service,” said Crawford.

“Our newest geographic lending team reinforces what our United’s value proposition is: recruiting the right bankers who can win new business and secure market share while taking care of our customers. That’s the differentiator with our new mortgage banking team in Fairfield County and I am confident our new Fairfield County commercial team will also succeed in distinguishing themselves from the competition.”

The following bankers make up United Bank’s Fairfield County Commercial Banking Team:

•	Maureen Hanley-Bellitto, Senior Vice President, Commercial Team Leader: Hanley-Bellitto, who resides in Fairfield, comes to United from TD Bank Group of Wilton, Conn., where she was Senior Vice President. Prior to TD Bank, Hanley-Bellitto was a Regional Real Estate Team Leader for Commerce Bank in Westport where she established the Connecticut market infrastructure and ran the Real Estate Lending Group. She also spent 13 years with Fairfield County Bank with their commercial lending team.

Currently, Hanley-Bellitto is President of the Home Builders and Remodelers Association of Fairfield County; member of the Stamford Chamber of Commerce’s Women’s Leadership Council; and Director of the Cardinal Shehan Center, a nonprofit in Bridgeport that addresses the education, cultural and social needs of area families. Hanley-Bellitto graduated from the University of Connecticut with a pre-law degree and in 2014 earned the New Leader in Banking Award from the Connecticut Bankers Association.

•	Kim Karl, Vice President, Commercial Banking Officer: Karl, who resides in Bethel, Connecticut, comes to United Bank from TD Bank Group, where she held the title of Vice President, Commercial Relationship Manager. From 1986 to 2010, Karl worked for People’s United Bank, serving the company in different roles including Assistant Vice President, Commercial Loan Officer in Stamford and Vice President, Financial Services Manager in Norwalk. In addition to her expansive professional experience in Fairfield County, Karl has a strong understanding and familiarity with this part of the state, graduating from Stamford High School and earning her undergraduate degree and M.B.A. from Sacred Heart University in Fairfield. She also completed the American Bankers Association’s Connecticut School of Finance and Management Program.

In the community, she is a member of the Community Capital Fund, a volunteer for the American Cancer Society, a volunteer with the United Way of Western Connecticut and serves as a mentor for Norwalk and Bethel Public Schools.

•	Gregory Pastor, Jr., Vice President, Commercial Banking Officer: Pastor, who resides in Fairfield, Connecticut, most recently held the position of Vice President and Commercial Lender for TD Bank Group. Before joining TD Bank, Pastor was a commercial lender with The Bank of New Canaan in New Canaan; a Senior Commercial Lender with Fairfield County Bank in Ridgefield; and Assistant Vice President, Small Business Specialist with The Bank of New York, Southern Westchester, New York. He started his career in the financial industry with JP Morgan Chase.

Pastor earned a degree in International Business with a minor in Finance from Fairfield University in Fairfield and an M.B.A. from the Fordham Graduate School of Business. He is a member of the Home Builders and Remodelers Association of Fairfield County, Real Estate Finance Association and the National Association of Industrial and Office Properties. He is also a member of the Westport Rotary.

•	Kathryn A. Eren, Vice President, Cash Management Officer: Eren, who resides in Bethlehem, Connecticut was most recently with TD Bank, N.A. in New Britain where she was Vice President, Treasury Management. She also worked in TD Bank’s Waterbury office in her role as Assistant Vice President, Merchant Services. Eren earned a Bachelor of Sciences degree in Business Administration from Merrimack College in Massachusetts and a M.B.A. from Southern Connecticut State University in New Haven. She is active in the community as a member of the United Way.

Hanley-Bellitto, Karl and Pastor started at United Bank on Monday, August 11. Eren will officially join the Bank later this month.

Earlier this year, United Bank recruited a team of four mortgage bankers responsible for covering the Fairfield County market. They are based in Fairfield.

About United Bank:

On April 30, 2014, United Bank (established in 1882) and Rockville Bank (established 1858) completed a transformational merger of equals by bringing together two financially strong, independent-minded institutions to create the premier community bank in New England with more than 50 branches in two states and over $5.0 billion in assets. The new United Bank is a state chartered bank headquartered in Glastonbury Conn. with regional offices in Worcester and West Springfield, Massachusetts and South Windsor and Enfield, Connecticut.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 United Bank and Rockville Bank will maintain their existing websites at www.bankatunited.com and www.rockvillebank.com under the banks go through their data systems conversion later this year. More information on the merger can also be found on their interim merger-related website at www.thenewunitedbank.com.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

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